Exhibit 99.1
Allied Healthcare International Inc.
Acquires BiJu Limited
The Transaction Expands Allied’s Geographical Footprint in the North West of
England
NEW YORK — May 09, 2011 — Allied Healthcare International Inc. (NASDAQ: AHCI), a leading homecare provider of health and social care in the United Kingdom and Ireland, announced today that its U.K. subsidiary, Allied Healthcare Group Limited, has acquired the entire issued share capital of BiJu Limited.
Operating from Lancaster, BiJu supplies homecare services to clients throughout Lancashire. Established in 1991 by Bill and Julie Evans, BiJu is one of the Social Service Directorate Preferred Providers and has been awarded 3 stars (Graded Excellent) by the care industry’s regulatory body Care Quality Commission. BiJu also holds the Investors in People (IIP) award. BiJu supplies a comprehensive range of care services, including rehabilitation, physical disabilities, sensory impairment and extra care sheltered housing projects.
Allied expects this acquisition to be accretive to its earnings. Allied has acquired BiJu for maximum total consideration of £1.6 million ($2.6 million). Initial consideration of £1.28 million ($2.1 million) was paid on completion of the transaction and was funded through Allied’s cash on hand. Additional consideration of £0.32 million ($0.5 million) could become payable after 12 months depending on the level of gross profit generated in the business during the next 12-month period equating to a pro forma earnings before interest, tax, depreciation and amortization of £0.37 million ($0.61 million).
Sandy Young, Chief Executive Officer of Allied, commented, “The BiJu acquisition is in line with our strategy of expanding Allied’s geographic footprint and enhancing value for our shareholders. The transaction will provide us with an enlarged market position within the County of Lancashire in the North West of England as well as a platform to expand across Lancashire.
“BiJu is a high quality business recognized for a diverse range of high quality care services. The company has also successfully developed and grown its Self Directed Support services, which is now the preferred route for commissioning by the Local Authority. I am delighted to welcome the BiJu employees into the Allied Healthcare Group and to build upon our companies’ strengths,” concluded Mr. Young.
About Allied Healthcare International Inc.
Allied Healthcare International Inc. is a leading homecare provider of health and social care in the United Kingdom and Ireland. Allied operates a community-based network of approximately 120 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. For more news and information please visit: www.alliedhealthcare.com.

Forward-Looking Statements
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; the effect of the change in the U.K. government and the impact of proposed changes in recent policy making related to health and social care that may reduce revenue and profitability; the impact of the HM Treasury Comprehensive Spending Review 2010 setting out the U.K. government’s plans to reduce spending; the introduction by the U.K. government of individualized budgets and direct payments for service users, which could lead our hospital, healthcare facility and other customers to bypass our services and which might decrease our revenues and margins; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand and spending for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; the effect of existing or future government regulation in relation to employment and agency workers’ rights and benefits, including changes to National Insurance rates and pension provision; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
CONTACT
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 (0) 1785 810600
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277 1247
Sherry.Bertner@icrinc.com